Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	John McInerney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9628	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: jmcinerney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports Second Quarter 2017 Financial Results; No Change to Strong Business Fundamentals with Updated Full Year Outlook for Net Timing Impacts

Second Quarter 2017 Summary

•                  Net Income of $60 million and diluted EPS of $1.34

•                  Adjusted EPS of $1.39

•                  Adjusted EBITDA of $126 million

•                  Cash provided by operating activities of $62 million; Free Cash Flow of $24 million inclusive of approximately $38 million cash used for working capital

	Three Months Ended
	June 30,		March 31,
$millions, except per share data	2017	2016	2017
Net Sales	1,145	970	1,104
Net Income	60	96	117
EPS(Diluted) ($)	1.34	2.00	2.59
Adjusted Net Income*	63	110	110
Adjusted EPS ($)*	1.39	2.30	2.42
EBITDA*	124	168	190
Adjusted EBITDA*	126	182	182

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — August 2, 2017 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its second quarter 2017 financial results with net sales of $1,145 million, net income of $60 million, and earnings per diluted share of $1.34. Second quarter Adjusted EPS was $1.39 and Adjusted EBITDA was $126 million.

Net sales in the second quarter increased 18% versus prior year driven primarily by the pass through of higher raw material costs. Second quarter net income of $60 million was $36 million lower than prior year, and second quarter Adjusted EBITDA of $126 million was $56 million lower than prior year. These decreases were primarily from unfavorable raw material timing, partially offset by favorable price lag, lower margin in Feedstocks and Performance Plastics, and lower equity affiliate income from Americas Styrenics. These unfavorable impacts were partially offset by higher volume in Synthetic Rubber and higher margin in Latex Binders.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We continue to see strong fundamental business conditions. Our second quarter results were in line with expectations when you exclude the impact of raw material timing and price lag, which were greater than expected due to a sharper decline of butadiene and styrene-related costs. In addition, we continue to make excellent progress on our Performance Materials growth initiatives, including our recently completed acquisition of API Plastics, to go along with our other investments such as the SSBR expansion and pilot plant, new ABS capacity in

China, and new product and application growth. Also, our Board of Directors recently approved a 20% dividend increase as well as an increased stock repurchase authorization of 2 million shares. These initiatives are in line with our balanced cash deployment plan to maximize shareholder value.”

The Company intends to launch a refinancing of its term loan and existing bonds over the next two weeks and expects to reduce its interest expense.

Second Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $292 million for the quarter increased 25% versus prior year primarily driven by the pass through of higher raw material costs. Lower sales volume decreased revenue by 5%, excluding the recently divested Latin America business, driven by North America paper customer destocking and a declining market. Adjusted EBITDA of $36 million was $15 million above prior year from higher margins, including favorable net timing, as market conditions have improved, particularly in Asia.

•                  Synthetic Rubber net sales of $174 million for the quarter increased 56% versus prior year driven by the pass through of higher raw material costs as well as higher SSBR and Ni-PBR sales volume. Adjusted EBITDA of $28 million was $2 million below prior year from unfavorable raw material timing, partially offset by favorable price lag. This timing impact was largely offset by higher sales volume. Sales of enhanced SSBR product grades are driving higher SSBR sales volume.

•                  Performance Plastics net sales of $190 million for the quarter was 3% above prior year driven by the pass through of higher raw material costs. Higher sales volume increased revenue by 3%, excluding the recently divested Latin America business, driven by higher volumes to the automotive market in North America and the consumer electronics market in Asia. These impacts were partially offset by the divestiture of the Latin America business. Adjusted EBITDA of $23 million was $15 million below prior year primarily from margin compression, partially offset by higher sales volume.

•                  Basic Plastics net sales of $382 million for the quarter was 5% above prior year as the pass through of higher raw material costs was partially offset by lower polystyrene sales volume in Asia, with a focus on higher margin business, as well as lower polycarbonate sales volume as more polycarbonate was utilized internally. Adjusted EBITDA of $32 million was $11 million below prior year driven by unfavorable raw material timing as well as lower polystyrene margin compared to a very strong prior year.

•                  Feedstocks net sales of $107 million for the quarter was 36% above prior year due to the pass through of higher styrene prices as well as higher styrene-related sales volume. Adjusted EBITDA of negative $1 million was $34 million below prior year from lower styrene margin, including unfavorable raw material timing.

•                  Americas Styrenics Adjusted EBITDA of $30 million for the quarter was $8 million below prior year from lower margin on second quarter sales of styrene purchased during the first quarter maintenance-related outage at the St. James, Louisiana styrene facility in a decreasing price environment.

Second Quarter Cash Generation

Cash provided by operating activities for the quarter was $62 million and capital expenditures were $38 million, resulting in Free Cash Flow for the quarter of $24 million. Second quarter cash from operations and Free Cash Flow were negatively impacted by approximately $38 million from higher working capital primarily from higher raw material prices. At the end of the quarter, the Company had $400 million of cash, inclusive of the $30 million used in the second quarter for the repurchase of approximately 467,000 shares. For a reconciliation of Free Cash Flow to cash provided by (used in) operating activities, see note 3 below.

Outlook

•                  Third quarter 2017 net income of $50 million to $58 million, and earnings per diluted share of $1.10 to $1.28

•                  Third quarter 2017 Adjusted EBITDA of $110 million to $120 million and Adjusted EPS of $1.10 to $1.28

•                  Full year 2017 net income of $294 million to $302 million and earnings per diluted share of $6.51 to $6.69

•                  Full year 2017 Adjusted EBITDA of $550 million to $560 million and Adjusted EPS of $6.40 to $6.58

•                  Full year guidance updated and in line with guidance from first quarter earnings call except for $55 million of additional unfavorable net timing impacts. This guidance excludes the impact of anticipated debt refinancing activities.

Commenting on the outlook for the third quarter and full year 2017 Pappas said, “We expect strong business fundamentals through 2017 and our growth initiatives continue as planned. Our full year guidance for Trinseo remains as outlined in our first quarter earnings call with the exception of additional unfavorable net timing impacts of $55 million due to rapidly declining raw material prices in the second and third quarters.”

For a reconciliation of third quarter and full year 2017 net income to Adjusted EBITDA and Adjusted EPS, see note 2 below. Additionally, refer to the appendix within Exhibit 99.2 of our Form 8-K, dated August 2, 2017, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its second quarter 2017 financial results tomorrow, Thursday, August 3, 2017 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 866-393-4306

Participant International Dial-In Number: +1 617-826-1698

Conference ID: 53970924

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its second quarter 2017 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 3, 2018.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 15 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income and liquidity excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA, Adjusted EPS, and Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. Any securities issued pursuant to our refinancing will not be registered under the Securities Act and may not be sold in the United States absent registration or an applicable exemption therefrom.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net sales	$1,145,199	$1,104,490	$969,694	$2,249,689	$1,863,778
Cost of sales	1,019,992	906,688	799,954	1,926,680	1,554,366
Gross profit	125,207	197,802	169,740	323,009	309,412
Selling, general and administrative expenses	55,384	60,436	52,249	115,820	106,735
Equity in earnings of unconsolidated affiliates	29,927	19,295	38,602	49,222	73,628
Operating income	99,750	156,661	156,093	256,411	276,305
Interest expense, net	18,719	18,200	18,814	36,919	37,710
Other expense (income), net	2,072	(8,133)	12,875	(6,061)	15,544
Income before income taxes	78,959	146,594	124,404	225,553	223,051
Provision for income taxes	18,800	29,300	28,600	48,100	50,500
Net income	$60,159	$117,294	$95,804	$177,453	$172,551
Weighted average shares- basic	43,902	44,057	46,952	43,979	47,803
Net income per share- basic	$1.37	$2.66	$2.04	$4.03	$3.61
Weighted average shares- diluted	44,995	45,313	47,857	45,165	48,554
Net income per share- diluted	$1.34	$2.59	$2.00	$3.93	$3.55

Dividends per share	$0.36	$0.30	$0.30	$0.66	$0.30

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$399,928	$465,114
Accounts receivable, net of allowance for doubtful accounts	723,264	564,428
Inventories	473,936	385,345
Other current assets	14,366	17,999
Total current assets	1,611,494	1,432,886

Investments in unconsolidated affiliates	153,077	191,418
Property, plant and equipment, net of accumulated depreciation	556,481	513,757
Other assets
Goodwill	31,990	29,485
Other intangible assets, net	178,270	177,345
Deferred income tax assets—noncurrent	37,095	40,187
Deferred charges and other assets	32,847	24,412
Total other assets	280,202	271,429
Total assets	$2,601,254	$2,409,490

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,000	$5,000
Accounts payable	394,033	378,029
Income taxes payable	34,066	23,784
Accrued expenses and other current liabilities	127,322	135,357
Total current liabilities	560,421	542,170
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,192,844	1,160,369
Deferred income tax liabilities—noncurrent	30,325	24,844
Other noncurrent obligations	257,391	237,054
Total noncurrent liabilities	1,480,560	1,422,267

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized (June 30, 2017: 48,778 shares issued and 43,733 shares outstanding ; December 31, 2016: 48,778 shares issued and 44,301 shares outstanding)	488	488
Additional paid-in-capital	575,011	573,662
Treasury shares, at cost (June 30, 2017: 5,045 shares; December 31, 2016: 4,477 shares)	(258,913)	(217,483)
Retained earnings	406,270	258,540
Accumulated other comprehensive loss	(162,583)	(170,154)
Total shareholders’ equity	560,273	445,053
Total liabilities and shareholders’ equity	$2,601,254	$2,409,490

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Cash provided by operating activities	$36,588	$179,707

Cash flows from investing activities
Capital expenditures	(74,286)	(53,153)
Proceeds from the sale of businesses and other assets	43,680	129
Distributions from unconsolidated affiliates	857	4,809
Cash used in investing activities	(29,749)	(48,215)

Cash flows from financing activities
Short-term borrowings, net	(126)	(126)
Repayments of term loans	(2,500)	(2,500)
Purchase of treasury shares	(56,415)	(94,362)
Dividends paid	(26,473)	—
Proceeds from exercise of option awards	5,984	87
Withholding taxes paid on restricted share units	(288)	(74)
Cash used in financing activities	(79,818)	(96,975)
Effect of exchange rates on cash	7,793	(565)
Net change in cash and cash equivalents	(65,186)	33,952
Cash and cash equivalents—beginning of period	465,114	431,261
Cash and cash equivalents—end of period	$399,928	$465,213

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2017	2017	2016	2017	2016
Latex Binders	$291.5	$288.9	$232.5	$580.5	$442.0
Synthetic Rubber	174.0	163.4	111.4	337.4	213.6
Performance Plastics	190.2	184.6	183.9	374.7	352.5
Basic Plastics	382.5	380.7	363.3	763.2	705.9
Feedstocks	107.0	86.9	78.6	193.9	149.8
Americas Styrenics*	—	—	—	—	—
Total Net Sales	$1,145.2	$1,104.5	$969.7	$2,249.7	$1,863.8

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring; acquisition related costs and other items.  In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance.  As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016
Net income	$60.2	$117.3	$95.8
Interest expense, net	18.7	18.2	18.8
Provision for income taxes	18.8	29.3	28.6
Depreciation and amortization	26.3	24.7	24.9
EBITDA	$124.0	$189.5	$168.1
Net loss (gain) on disposition of businesses and assets (a)	—	(9.9)	12.9	Other expense (income), net
Restructuring and other charges (b)	1.1	2.1	1.1	Selling, general, and administrative expenses
Acquisition transaction and integration costs (c)	1.1	—	—	Selling, general, and administrative expenses
Other items (d)	—	—	0.3	Selling, general, and administrative expenses
Adjusted EBITDA	$126.2	$181.7	$182.4
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$126.2	$181.7	$182.4
Interest expense, net	18.7	18.2	18.8
Provision for income taxes — Adjusted (e)	19.2	29.5	28.8
Depreciation and amortization — Adjusted (f)	25.8	24.2	24.9
Adjusted Net Income	$62.5	$109.8	$109.9
Adjusted EPS	$1.39	$2.42	$2.30

Adjusted EBITDA by Segment:
Latex Binders	$36.1	$36.8	$21.5
Synthetic Rubber	27.7	46.3	30.2
Performance Plastics	23.5	26.9	38.5
Basic Plastics	31.8	38.9	43.1
Feedstocks	(1.2)	41.9	32.5
Americas Styrenics	29.9	18.5	37.7
Corporate unallocated	(21.6)	(27.6)	(21.1)
Adjusted EBITDA	$126.2	$181.7	$182.4

(a)                  Net gain on disposition of businesses and assets during the three months ended March 31, 2017 relates primarily to sale of our 50% share in Sumika Styron Polycarbonate, for which the Company recorded a gain on sale of $9.3 million during the period. Net loss on disposition of businesses and other assets for the three months ended June 30, 2016 represents the impairment charge recorded for the estimated loss on sale of our latex and automotive businesses in Brazil.

(b)                  Restructuring and other charges for the three months ended June 30, 2017 and March 31, 2017 primarily relate to charges related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands as well as charges incurred in connection with the decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy. Restructuring and other charges for the three months ended June 30, 2016 primarily relate to charges incurred in connection with the decision to divest our operations in Brazil as well as the closure of our Allyn’s Point manufacturing facility in Gales Ferry, Connecticut.

Note that the accelerated depreciation charges incurred as part of the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(c)                   Acquisition transaction and integration costs for the three months ended June 30, 2017 relate to advisory and professional fees incurred in conjunction with the Company’s acquisition of API Applicazioni Plastiche Industriali S.p.A., or API Plastics, a soft-touch polymer and bioplastics manufacturer based in Mussolente, Italy, which closed in July 2017.

(d)                  Other items for the three months ended June 30, 2016 relate to fees incurred in conjunction with the Company’s secondary offerings completed during the periods above.

(e)                   Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), and (f). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(f)                    For both the three months ended June 30, 2017 and March 31, 2017, respectively, the amount excludes accelerated depreciation of $0.6 million related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended September 30, 2017, as well as for the full year ended December 31, 2017.  See “Note on forward-looking statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended
(In millions, except per share data)	September 30, 2017	December 31, 2017
Adjusted EBITDA	$110 - 120	$550 - 560
Interest expense, net	(19)	(74)
Provision for income taxes	(16) - (18)	(87) – (89)
Depreciation and amortization	(25)	(101)
Reconciling items to Adjusted EBITDA (g)	—	6
Net Income	50 - 58	294 - 302
Reconciling items to Adjusted Net Income (g)	—	(5)
Adjusted Net Income	50 - 58	288 - 296

Weighted average shares- diluted (h)	45.0	45.1
Adjusted EPS	$1.10 – 1.28	$6.40 – 6.58

(g)                   Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months ended September 30, 2017 and full year ended December 31, 2017, we have not included estimates for these items.

(h)                  Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Prior period information below has been recast from its previous presentation to reflect the Company’s current method for calculating Free Cash Flow. Prior to the third quarter of 2016, we calculated Free Cash Flow as cash from both operating and investing activities less the impact of changes in restricted cash. We believe our revised method is more aligned to investors’ common understanding of Free Cash Flow and allows for easier comparisons between the Company and its peers. Additionally, the Company has not reported material restricted cash balances since 2012 and is not expected to do so under its current practices.

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2017	2016	2017	2016
Cash provided by operating activities	$62.3	$94.8	$36.6	$179.7
Capital expenditures	(38.2)	(26.7)	(74.3)	(53.2)
Free Cash Flow	$24.1	$68.1	$(37.7)	$126.5